Exhibit 10.48

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is entered into as of the 24th day of February, 2006 (the “Effective Date”), by and between Infinity Pharmaceuticals, Inc., a Delaware corporation having an office at 780 Memorial Drive, Cambridge, Massachusetts 02139 (“Infinity”), and Novartis Institutes for BioMedical Research, Inc., a Delaware corporation having an office at 250 Massachusetts Avenue, Cambridge, Massachusetts 02139 (“Novartis”).

WHEREAS, Infinity and Novartis are each in the business of discovering, developing and commercializing pharmaceutical products;

WHEREAS, Infinity Controls certain technology for the discovery and optimization of inhibitors directed against certain Bcl targets for the purpose of identifying potential human therapeutics;

WHEREAS, Infinity and Novartis are interested in collaborating on activities relating to certain Infinity compounds and in providing for the opportunity for Novartis to develop and commercialize such compounds and their derivatives as potential pharmaceutical products;

WHEREAS, on the Effective Date, Infinity and Novartis Pharma AG, an Affiliate of Novartis, are entering into a Series D Preferred Stock Purchase Agreement, pursuant to which Novartis Pharma AG shall purchase shares of Infinity’s Series D Convertible Preferred Stock;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. When used in this Agreement, each of the following terms shall have the meanings set forth in this Article 1:

1.1 “Abandoned Profile Licensed Compounds” means, with respect to an Abandoned Profile, (a) Licensed Compounds for such Abandoned Profile specified by Novartis pursuant to Section 3.3.1, and (b) Analogs or other compounds designed, discovered or synthesized by or on behalf of Infinity that are demonstrated to have Threshold Activity against the relevant Target for such Abandoned Profile and for which Novartis has consented to their designation as Abandoned Profile Licensed Compounds pursuant to Section 3.3.1 (each of the foregoing in clauses (a) and (b), an “Abandoned Profile Licensed Compound”).

1.2 “Accounting Standards” with respect to Infinity shall mean that Infinity shall maintain records and books of accounts in accordance with US GAAP (United States Generally Accepted Accounting Principles), and with respect to Novartis shall mean that Novartis shall maintain records and books of accounts in accordance with IFRS (International Financial Reporting Standards).

1.3 “Affiliate” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with a specified person or entity. For purposes of this Section 1.3, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside of the United States, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such owner has the power to direct the management and policies of such entity. In the case of Novartis, “Affiliates” shall also expressly be deemed to include the Novartis Institute for Functional Genomics, Inc. and its Affiliates, and, solely with respect to Novartis’ and its Affiliates’ obligations with respect to Infinity’s Confidential Information, Friedrich Miescher Institute for Biomedical Research.

1.4 “Analog” means any compound that is modified by chemical and/or molecular-genetic means from a Research Program Active Compound or from another Analog.

1.5 “Annual Net Sales” means, with respect to a Licensed Product, Net Sales in any calendar year or portion thereof.

1.6 “Auditor” shall mean an independent internationally recognized audit firm to be engaged by Infinity to conduct a review of Novartis’ books and records regarding the sales of the Licensed Products after such auditor’s approval by Novartis, which approval shall be neither unreasonably withheld or delayed.

1.7 “Business Day” means a day other than a Saturday or Sunday or Federal holiday in Cambridge, Massachusetts or Basel, Switzerland.

1.8 “Change in Control” shall mean any transaction which results in (a) the sale or transfer of substantially all of the assets of Infinity to a Third Party or (b) a merger, consolidation or other reorganization of Infinity in which the holders of Infinity’s capital stock immediately prior to the transaction hold less than a majority of the capital stock of the surviving or continuing entity after the transaction.

1.9 “Confidential Information” means (a) all information relating to Research Program Active Compounds, and (b) all other proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by one Party to the other pursuant to this Agreement or the Non-Disclosure Agreement and marked as “confidential” or “proprietary” (or if disclosed orally, confirmed in writing within thirty (30) days thereafter).

1.10 “Control” or “Controlled” means with respect to any (a) material, document, item of information, method, data or other Know-How or (b) intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein without violating the terms of any agreement or other arrangement with any Third Party entered into or existing as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, ownership, license, or sublicense.

1.11 “Controlled Contractors” means, with respect to a Party, academic or non-profit research institutions, hospitals, contract research organizations, contract manufacturers, contract employees, consultants and the like which merely conduct activities on behalf of such Party and subject to such Party’s supervision and control.

1.12 “Controlling Party” means, with respect to Confidential Information, Patent Rights or Know-How, the Party that Controls such Confidential Information, Patent Rights or Know-How.

1.13 “Detail” means mean face-to-face discussions with physicians and other health care practitioners who are permitted under applicable Laws to prescribe a Licensed Product for the purpose of promoting a Licensed Product to such physicians or practitioners.

1.14 “Development” or “Develop” means, with respect to a compound, preclinical and clinical drug development activities, including, among other things: test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control procedure development and performance with respect to clinical materials, statistical analysis and report writing and clinical studies, regulatory affairs, and all other pre-Regulatory Approval activities. When used as a verb, “Develop” means to engage in Development.

1.15 “Development Costs” means auditable internal and external direct project-related costs incurred by Infinity in connection with the Development by Infinity of an Abandoned Profile Licensed Compound or a Licensed Compound pursuant to Section 3.2.2 (as applicable), not to exceed industry norms for similarly-situated companies.

1.16 “Drug Approval Applications” means an application for Regulatory Approval required before commercial sale or use of a Product as a drug in a regulatory jurisdiction.

1.17 “EMEA” means the European Medicines Evaluation Agency, or a successor agency thereto.

1.18 “Equity Agreements” means the Stock Purchase Agreement and the Investors’ Rights Agreement.

1.19 “EU Major Market Countries” means the United Kingdom, Germany, France, Italy and Spain.

1.20 “Executive Officers” means the Chief Executive Officer of Infinity (or a senior executive officer of Infinity designated by Infinity’s Chief Executive Officer) and the President of Novartis (or a senior executive officer of Novartis or its Affiliate as designated by Novartis’s President).

1.21 “FDA” means the United States Food and Drug Administration, or a successor agency thereto.

1.22 “Field” means all human and veterinary health-care applications including, but not limited to, research, diagnosis, therapeutics, and prophylaxis with respect to any indication, together with all agricultural purposes.

1.23 “First Commercial Sale” means, with respect to a Licensed Product, the first shipment of such Licensed Product to a Third Party by Novartis or its Affiliate or sublicensee in a country following applicable Regulatory Approval (other than applicable governmental price and reimbursement approvals) of such Licensed Product in such country. For the avoidance of doubt, sales such as so-called “treatment IND sales”, “named patient sales”, “compassionate use sales” and “pre-license sales”, shall not be construed as a First Commercial Sale, provided that such sales do not continue for more than [**] after receipt of NDA approval in such country for such Licensed Product.

1.24 “FTE” means a full-time equivalent person year (consisting of a total of [**] hours per year) of scientific or technical work (or scientific managerial work, provided that it is specifically related to the Research Program) undertaken by Infinity or Novartis employees, as applicable, with sufficient scientific expertise to perform their duties on or related to the Research Program.

1.25 “FTE Rate” means $[**] per FTE, which may be prorated on a daily basis as necessary. For avoidance of doubt, the FTE Rate includes all travel expenses.

1.26 “Good Clinical Practices” or “GCP” means the good clinical practice standards set forth in 21 C.F.R. Parts 50, 54, 56, 312 and 314, (or in the case of foreign jurisdictions, comparable regulatory standards), and in any successor regulation.

1.27 “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the United States.

1.28 “Good Manufacturing Practices” or “GMP” means current good manufacturing practices for pharmaceuticals as described in regulations promulgated by Regulatory Authorities as applicable to the manufacture of products, including those set forth in 21 C.F.R. Parts 210 and 211, as such regulations are in effect at the time of manufacturing the product.

1.29 “IND” means (a) (i) an Investigational New Drug Application, as defined in 21 C.F.R. § 312.3, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a pharmaceutical product in human subjects, or any successor application or procedure or (ii) any foreign counterpart of such an Investigational New Drug Application, and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.30 “Infinity Intellectual Property” means Infinity Know-How and Infinity Patent Rights.

1.31 “Infinity Know-How” means Know-How Controlled by Infinity used or developed in the Research Program that is necessary or useful for the evaluation, development or commercialization of a Licensed Compound or Licensed Product.

1.32 “Infinity Patent Rights” means those Patent Rights set forth on Schedule 1.32 (as amended from time to time) and Patent Rights Controlled by Infinity that are necessary or useful for the conduct of the Research Program or to research, develop, make, have made, use, offer for sale, sell and import a Licensed Compound or Licensed Product.

1.33 “Intellectual Property Rights” shall mean patents, trade secrets, and copyrights, and other forms of proprietary or industrial rights pertaining to inventions, know-how, original works, and other forms of intellectual property.

1.34 “Inventions” shall mean all patentable inventions, discoveries, improvements and other technology and any Patent Rights based thereon, that are discovered, made or conceived during and in connection with, or during and as a result of, the Research Program or thereafter with respect to the research, Development and commercialization of a Profile until Novartis declares such Profile an Abandoned Profile in accordance with Section 3.3.1.

1.35 “Investors’ Rights Agreement” means the Investors’ Rights Agreement entered into by Infinity and Novartis Pharma AG on the Effective Date.

1.36 “Know-How” means any information and materials, whether proprietary or not and whether patentable or not, including without limitation ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, works of authorship, compounds and biological materials, but excluding any such information or materials publicly disclosed in Patent Rights.

1.37 “Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.38 “Licensed Compounds” means: (a) Research Program Active Compounds; (b) Novartis Active Compounds; (c) salts, hydrates, solvates, esters, metabolites, intermediates, stereoisomers and polymorphs of Research Program Active Compounds or Novartis Active Compounds; and (d) prodrugs of Research Program Active Compounds or Novartis Active Compounds (any of the foregoing, a “Licensed Compound”).

1.39 “Licensed Product” means a Product comprising or containing one or more Licensed Compounds.

1.40 “Major Indication” means the following Oncology Indications: breast cancer, colorectal cancer, prostate cancer or nonl-small cell lung cancer.

1.41 “Marketing Plan” means the plan for commercializing a Licensed Product, including the specifics regarding promotional effort, promotional spend and marketing materials.

1.42 “MHLW” means the Japanese Ministry of Health, Labour and Welfare or any successor agency with responsibilities comparable to the Japanese Ministry of Health, Labour and Welfare.

1.43 “Minor Indication” means any Oncology Indication which is not a Major Indication.

1.44 “NDA” means (a) (i) a New Drug Application submitted to the FDA, or any successor application or procedure, as more fully defined in 21 C.F.R. § 314.50 et. seq., or (ii) any foreign counterpart of such a New Drug Application, and (b) all supplements and amendments, including supplemental New Drug Applications (and any foreign counterparts) that may be filed with respect to the foregoing.

1.45 “Net Sales” means, with respect to any Licensed Product, the gross amount invoiced by or on behalf of Novartis and any Novartis Affiliate or sublicensee for that Licensed Product sold to Third Parties (other than sales to sublicensees for resale) in bona fide, arm’s-length transactions, less the following deductions, determined in accordance with the Accounting Standards as generally and consistently applied by Novartis, to the extent included in the gross invoiced sales price of any Licensed Product or otherwise directly paid or incurred by Novartis, its Affiliates or sublicensees with respect to the sale of such Licensed Product:

(a) Normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Licensed Product;

(b) Amounts repaid or credited by reason of defects, rejection, recalls, returns, rebates and allowances of goods, or because of retroactive price reductions specifically identifiable to such Licensed Product;

(c) Chargebacks and other amounts paid on the sale or dispensing of such Licensed Product;

(d) Amounts payable resulting from governmental (or agency thereof) mandated rebate programs;

(e) Third Party cash rebates and chargebacks related to sales of such Licensed Product, to the extent actually allowed;

(f) Tariffs, duties, excise, sales, value-added, and other taxes (other than taxes based on income);

(g) Retroactive price reductions that are actually allowed or granted;

(h) Cash discounts for timely payment;

(i) Delayed ship order credits;

(j) Discounts pursuant to indigent patient programs and patient discount programs, including, without limitation, “Together Rx” and coupon discounts;

(k) All freight, postage and insurance included in the invoice price;

(l) Amounts repaid or credited for uncollectible amounts on previously sold units of such Licensed Product; and

(m) Deduction of [**] percent ([**]%) for distribution and warehousing expenses.

all as determined in accordance with Novartis’ usual and customary accounting methods and the Accounting Standards, as consistently applied at Novartis. Sales from Novartis to its Affiliates and sublicensees for resale shall be disregarded for the purpose of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

Furthermore:

(i) In the case of any sale or other disposal of a Licensed Product between or among Novartis and its Affiliates, and sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party;

(ii) In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Licensed Product is paid for, if paid for before shipment or invoice;

(iii) In the case of any sale or other disposal for value, such as barter or countertrade, of any Licensed Product, or part thereof, otherwise than in an arm’s-length transaction exclusively for money, Net Sales shall be calculated as above on the fair market value of the non-cash consideration received as agreed by the Parties or the fair market price (if higher) of the Licensed Product in the country of sale or disposal; and

(iv) In the event that the Licensed Product is sold in a finished dosage form containing the Licensed Product in combination with one or more other active ingredients which are not themselves Licensed Compounds or Licensed Products (a “Combination Product”), the Net Sales of the Licensed Product, for the purpose of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction A/(A+B), where A is the weighted (by sales volume) average sales price in a particular country of the Licensed Product when sold separately in finished form and B is the weighted average sales price in that country of the other product(s) sold separately in finished form. In the event that such average sales price cannot be determined for both the Licensed Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, and such agreement shall not be unreasonably withheld.

1.46 “Non-Disclosure Agreement” means the Confidentiality Agreement between the Parties dated as of [**], as amended [**] and [**].

1.47 “Novartis Active Compound” means an Analog which is (a) designed, discovered or synthesized by or on behalf of Novartis after the Research Term, (b) demonstrated during the Term to have Threshold Activity against a Target and (c) included on the Active Compound List.

1.48 “Oncology Indication” means the treatment or prophylaxis of a hematological cancer or a solid tumor cancer.

1.49 “Party” means Novartis or Infinity. “Parties” means Novartis and Infinity.

1.50 “Patent Rights” means all existing patents and patent applications and all patent applications hereafter filed and patents hereafter issued, including without limitation any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.51 “Phase I Study” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to get information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or the foreign equivalent thereof).

1.52 “Phase II Study” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence pivotal clinical trials, as further defined in 21 C.F.R. § 312.21(b) (or the foreign equivalent thereof).

1.53 “Phase III Study” means a controlled and lawful study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file an NDA to obtain regulatory approval to market the product, as further defined in 21 C.F.R. § 312.21(c) (or the foreign equivalent thereof).

1.54 “Product” means any final dosage form or formulation of a compound for marketing for therapeutic or pharmaceutical use in humans.

1.55 “Profile” means either the Bcl-2 Selective Profile, the Bcl-xL Selective Profile or the Dual Profile. “Bcl-2 Selective Profile” means all Licensed Compounds whose biological activity is primarily based upon their interaction with Bcl-2 (but not Bcl-xL). “Bcl-xL Selective Profile” means all Licensed Compounds whose biological activity is primarily based upon their interaction with Bcl-xL (but not Bcl-2). “Dual Profile” means all Licensed Compounds whose biological activity is primarily based upon their interaction with both Bcl-2 and Bcl-xL.

1.56 “Regulatory Approval” means any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity that are necessary and sufficient for the marketing and sale of a product in a country or group of countries.

1.57 “Regulatory Authority” means, with respect to a country, the regulatory authority of such country with authority over the testing, manufacture, use, storage, importation, promotion, marketing and sale of a pharmaceutical product in such country.

1.58 “Required Third Party Payments” shall mean payments to a Third Party (including license fees, milestone payments and royalties) to license Patent Rights covering such

Third Party’s Intellectual Property Rights if, in the absence of such license, Novartis’s exercise of its licenses under the Infinity Patent Rights would infringe the composition of matter or method of use claims in such Third Party’s Patent Rights.

1.59 “Research Program” means all research and drug discovery activities conducted by the Parties during the Research Term pursuant to the Research Plan with an aim to discover, identify, or design Research Program Active Compounds.

1.60 “Research Program Active Compound” means a compound demonstrated by Infinity prior to the Effective Date or by either Party in the course of the Research Program to have Threshold Activity against a Target and which is included on the Active Compound List.

1.61 “Research Term” means the period of funded research described in Section 2.1.3 (as may be extended in accordance therewith and as shall terminate if the Term earlier terminates).

1.62 “sPoC” means the selection and approval of a Licensed Compound for the clinical phase of development by Novartis’ Translational Research Translational Development board (or its successor). The specific criteria to be used by the Translational Research Translational Development board shall be set forth in the Research Plan; provided, however, that, in any event, if a Licensed Compound enters GLP toxicology testing, it shall be deemed to have achieved sPoC.

1.63 “Stock Purchase Agreement” means the Series D Preferred Stock Purchase Agreement entered into by Infinity and Novartis Pharma AG on the Effective Date.

1.64 “Targets” means (a) Bcl-2 alone (selected against Bcl-xL); (b) Bcl-xL alone (selected against Bcl-2); and (c) Bcl-2/Bcl-xL together (each of the foregoing, a “Target”).

1.65 “Territory” means worldwide.

1.66 “Third Party” means any person or entity other than a Party or any of its Affiliates.

1.67 “Threshold Activity” means, with respect to a Target, [**] activity against such Target in a biochemical displacement assay.

1.68 “Valid Patent Claim” means: (a) a claim in any unexpired patent that has not been held invalid by a decision by a court or other appropriate body of competent jurisdiction; provided, however, that, if the decision of such court or body is later reversed or otherwise becomes nonbinding, such claim shall be reinstated as a Valid Patent Claim; or (b) a claim in any pending patent application that shall not have been abandoned with no rights remaining, or has not been pending for more than [**] years; provided, however, that if such claim is later allowed, such claim shall be reinstated as a Valid Patent Claim.

1.69 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

DEFINITION	SECTION
Abandoned Profile	3.3.1
Active Compound List	2.1.4
Agreement	Preamble
Bankruptcy Code	4.4
Bound Party	12.1
Breaching Party	8.3
Co-Detailing Agreement	5.3.1
Co-Detailing Rights	5.3
Combination Product	1.45
Continuing License	4.2.2
Development Milestone	2.3
Development Plan	3.2.1
Effective Date	Preamble
Infinity	Preamble
Infinity Developed Compound	4.2.2
Infinity Indemnified Parties	9.1
Initial Co-Detailing Term	5.3
Joint IP	6.1.2
Joint Patent Rights	6.2.2
Joint Research Committee	2.4.1
JRC	2.4.1
Milestone Payments	7.4
Non-Breaching Party	8.3
Novartis	Preamble
Novartis Indemnified Parties	9.2
Novartis Independent Collection	4.2.2
Novartis Independent Compound	4.2.2
Novartis Licensed Patent Rights	8.4.3
Patent Prosecution	6.2.2
Payments	7.9
Pivotal Opt-In Period	2.3
Research Plan	2.1.2
Royalty Term	7.5.2
Severed Clause	14.12
Term	8.1
Third-Party Infringement	6.3.1
Threshold Net Sales Level	7.5.1
U.S. Commercialization Committee	5.4

2. Research.

2.1 Research Program.

2.1.1 Goals. The primary objective of the Research Program shall be to discover, characterize, and optimize novel small-molecule inhibitors of the Targets suitable for development and commercialization as Licensed Products.

2.1.2 Research Plan; Recordkeeping. During the Research Term, each Party shall use commercially reasonable efforts to perform its obligations under the research plan, which shall be approved by the JRC within [**] days after the Effective Date and attached hereto as Exhibit A (as may be amended pursuant to Section 2.1.3 and/or 2.4.5, the “Research Plan”). The Research Plan shall set forth the roles and responsibilities of each Party, including the scientific personnel allocated to the Research Program. In particular, during the initial two (2) year Research Term, Novartis shall dedicate at least [**] FTEs simultaneously to seek to identify a Research Program Active Compound as a development candidate for GLP toxicology testing leading to the filing of an IND with respect to a Licensed Product. The Parties shall maintain complete and accurate records of all work, results, data, and developments made pursuant to its efforts under the Research Plan. Such records shall fully and properly reflect all work done and results in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

2.1.3 Length and Scope of Research Program. The Research Program is initially scheduled to be in effect for two (2) years, starting on March 1, 2006. The Research Term may be extended for up to two (2) additional one (1) year periods at the discretion of Novartis, in which case the Parties shall agree upon appropriate amendments to the Research Plan and Infinity shall not be required to dedicate more than [**] Infinity FTEs to the Research Program during each such year without Infinity’s prior written consent. Thereafter, the Research Term may be amended only by mutual written agreement of the Parties.

2.1.4 Active Compound List. Attached hereto as Exhibit B is a list of the Research Program Active Compounds existing as of the Effective Date. From time to time during the Research Term, the Parties shall revise such list (such list, as revised from time to time, the “Active Compound List”) to specify the compounds demonstrated in the course of the Research Program to have Threshold Activity against a Target. Following the Research Term but during the Term, Novartis shall revise the Active Compound List to specify the Analogs designed, discovered or synthesized by or on behalf of Novartis after the Research Term and demonstrated during the Term to have Threshold Activity against a Target.

2.2 Exclusivity. Provided that Novartis is performing its obligations diligently with respect to any Profile in accordance with Section 3.3, Infinity shall not, directly or indirectly, research, Develop or commercialize any compounds or products in connection with any Target, other than in accordance with this Agreement, during the Research Term and thereafter until the later of (a) five (5) years after the end of the Research Term or (b) Infinity’s termination or waiver of all rights with respect to (i) the Development and Co-Detailing Rights of all Profiles and (ii) the research, Development and commercialization of any Profile as an Abandoned Profile; provided, however, that, if Infinity conducts research, Development and/or commercialization of any

Profile as an Abandoned Profile in accordance with this Agreement, then such period shall be extended until the later of (A) five (5) years after the end of Infinity’s research, Development and commercialization activities with respect to such Abandoned Profile or (B) Infinity’s termination or waiver of all rights with respect to such Abandoned Profile. Furthermore, following the end of the Research Term, Infinity shall not modify by chemical and/or molecular-genetic means any Licensed Compound then on the Active Compound List, other than in accordance with this Agreement.

2.3 Novartis Opt-In Rights on Abandoned Licensed Compounds. If, as a result of any research and development activities conducted pursuant to Section 3.3.1 with respect to an Abandoned Profile, Infinity plans to initiate a Phase III Study with respect to an Abandoned Profile Licensed Compound for such Abandoned Profile, then Infinity shall provide written notice thereof to Novartis including: (a) the rationale for the decision to conduct such Phase III Study; and (b) the estimated date of the first dosing of the first patient in such Phase III Study; (c) all data and information supporting such Phase III Study; (d) a summary of the Development Costs incurred to that point. In no event shall there occur the first dosing of the first patient in a Phase III Study prior to Infinity having delivered such notice to Novartis and expiration of Novartis’ opt-in rights contemplated by this Section 2.3. Novartis shall have a period of [**] days from the date it receives Infinity’s notice to audit the Development Costs incurred to that point and exercise its opt-in rights by providing written notice thereof to Infinity (such [**] day period, the “Pivotal Opt-In Period”). Infinity shall provide reasonable assistance to Novartis in connection with such audit. If Novartis so exercises its opt-in rights, the Abandoned Profile and the related Abandoned Profile Licensed Compounds shall, from and after such exercise, again become a Profile and Licensed Compounds, respectively, hereunder, and Novartis shall pay Infinity an amount equal to the sum of: (i) all Development Costs incurred by Infinity directly in connection with its Development of such Abandoned Profile Licensed Compound multiplied by [**]; and (ii) any Milestone Payment for each of the milestones pursuant to Section 7.4.2 (each, a “Development Milestone”) achieved by Infinity with respect to such Abandoned Profile Licensed Compound that would have been otherwise due if such compound was a Licensed Compound and such milestone had been achieved by Novartis; and (iii) an opt in fee of $[**]. Notwithstanding the foregoing, Infinity may, at its discretion, provide written notice to Novartis prior to commencing a Phase II Study with respect to such Abandoned Profile Licensed Compound, which notice shall include the following: (a) the rationale for the decision to conduct such Phase II Study; and (b) the estimated date of the first dosing of the first patient in such Phase II Study; (c) all data and information supporting such Phase II Study; and (d) a summary of the Development Costs incurred to that point. Novartis shall have a period of [**] days from the date it receives Infinity’s notice to audit the Development Costs incurred to that point and exercise its opt-in rights by providing written notice thereof to Infinity. Infinity shall provide reasonable assistance to Novartis in connection with such audit. If Novartis exercises its opt-in rights, the Abandoned Profile and the related Abandoned Profile Licensed Compounds shall, from and after such exercise, again become a Profile and Licensed Compounds, respectively, hereunder, and Novartis shall pay Infinity an amount equal to the sum of: (i) all Development Costs incurred by Infinity directly in connection with its Development of such Abandoned Profile Licensed Compound multiplied by [**]; and (ii) any Milestone Payment for each of the Development Milestones achieved by Infinity with respect to such Abandoned Profile Licensed Compound that would have been otherwise due if such compound was a Licensed Compound and such milestone had been achieved by Novartis; and (iii) an opt in fee of

$[**]. Notwithstanding the foregoing, Novartis may opt in at any time prior to the commencement by Infinity of a Phase III Study with respect to such Abandoned Profile Licensed Compound by paying to Infinity an amount equal to the sum of: (i) all Development Costs incurred by Infinity directly in connection with its Development of such Abandoned Profile Licensed Compound multiplied by [**]; and (ii) any Milestone Payment for each of the Development Milestones achieved by Infinity with respect to such Abandoned Profile Licensed Compound that would have been otherwise due if such compound was a Licensed Compound and such milestone had been achieved by Novartis; and (iii) an opt in fee of $[**]. In any event, if Novartis does not exercise its opt-in rights pursuant to this Section 2.3 on or before the end of the Pivotal Opt-In Period, then Infinity shall have no further obligation to Novartis with respect to such Abandoned Profile and related Abandoned Profile Licensed Compounds.

2.4 Joint Research Committee.

2.4.1 JRC Formation. The Parties shall establish a joint research committee (the “Joint Research Committee” or “JRC”), comprised of three (3) representatives of Infinity and three (3) representatives of Novartis, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents. The initial representatives of each Party to the JRC are specified in Exhibit C. Each Party may change any one or more of its representatives to the JRC at any time upon written notice to the other Party. The number of representatives appointed by each Party to the JRC may be modified by mutual agreement of the Parties; provided, that at all times the number of representatives from each Party shall be equal.

2.4.2 Schedule and Minutes. The JRC shall meet within thirty (30) days after the Effective Date and, thereafter, at least quarterly. The representatives of the JRC will mutually agree on the schedule for meetings. A representative of the Party hosting a meeting of the JRC shall serve as secretary of that meeting. The secretary of the meeting shall prepare and distribute to all members of the JRC minutes of the meeting for review and comment. Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JRC. Minutes of the JRC meeting shall be approved or disapproved, and revised as necessary, at the next meeting of the JRC.

2.4.3 Location and Attendance. The location of meetings of the JRC shall alternate between the offices of each party in Cambridge, MA, or as otherwise agreed by the Parties. The JRC may also meet by means of telephone conference call or videoconference, except that at least one (1) meeting per calendar year will be held in person. Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JRC. If a Party’s representative to the JRC is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative. In addition, each Party may, at its discretion, invite non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the JRC.

2.4.4 Decision Making Process. Each Party, acting through its representatives to the JRC, shall have one vote on the JRC. Any decision of the JRC shall require the affirmative vote of both Parties, through their representatives to the JRC. Any dispute at the JRC shall be referred to the Chief Scientific Officer of Infinity and the Head of Oncology Research of Novartis for good faith resolution. In the event that the dispute is not resolved, Novartis shall have the deciding vote. No such decisions shall obligate Infinity to spend money or devote resources outside those previously agreed to in the mutually-agreed Research Plan, in no event may the JRC or Novartis amend the terms of this Agreement or override Infinity’s rights specified in Sections 2.4.5(b) or 12.3 and in no event may Novartis unilaterally (a) determine that a Licensed Compound shall be recategorized into a Profile as set forth in Section 2.4.6, (b) change the criteria for the Profiles without compelling and convincing data that indicates that the criteria are unlikely to result in clinical differentiation (provided, however, that if there is a dispute over whether such data is compelling and convincing, Novartis shall have the deciding vote), or (c) determine that it has fulfilled any obligations hereunder or that Infinity has breached any obligations hereunder.

2.4.5 Responsibilities. The JRC shall be responsible for: (a) developing, approving and revising the Research Plan; (b) overseeing the research activities pursuant to the Research Plan, including the research budget (provided that no fewer than [**] Infinity FTEs shall be funded in each year during the first two (2) years of the Research Term); (c) attempting to resolve disputes with respect to such activities; (d) approving the Controlled Contractors to be utilized by Infinity in the Research Program; and (e) assuming such other responsibilities as are expressly set forth in this Agreement.

2.4.6 Assignment of Licensed Compounds to a Profile. Within [**] days after the Effective Date, the JRC shall establish the criteria (which may be amended from time to time by mutual agreement of the Parties) for the Selective Profiles and the Dual Profile which shall include the following: (i) potency against Bcl-2 and Bcl-xL in both biochemical and cellular assays; (ii) level of selectivity for Bcl-2 and Bcl-xL in both biochemical and cellular assays; (iii) determining appropriate in-vivo experiments to differentiate between the Profiles; (iv) minimum criteria for determining an acceptable expected clinical differentiation between the Profiles (including, without limitation, differential safety and efficacy) that warrant further development efforts; and (v) any other criteria that the JRC, in its reasonable judgment, deems relevant; provided, however, that if, at the time GLP toxicology is completed for the second Profile, (A) the clinical differentiation criteria as described above has not been realized, or (B) the clinical differentiation criteria as described above has been realized but additional compelling and convincing data indicates that the criteria are unlikely to result in clinical differentiation, then in either of case (A) or (B), the relevant Licensed Compounds shall be recategorized into the first Profile; and provided, further, however, that once a Licensed Compound enters clinical Development, the Profile for such Licensed Compound shall not change.

2.4.7 Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.

3. Development.

3.1 Selection of Licensed Compounds for Development. Novartis shall have the sole right to select Licensed Compounds for development into Licensed Products, to discontinue development of Licensed Products, to substitute new or back-up Licensed Products for discontinued ones, to control the Development thereof, and to hold all Drug Approval Applications and obtain and hold all Regulatory Approvals with respect thereto on a worldwide basis, subject to the obligations of diligence set forth in this Section 3.

3.2 Conduct of Development Activities.

3.2.1 Generally. Novartis shall conduct and lead the Development of the Licensed Products according to a written plan consistent with the terms of this Agreement (the “Development Plan”). Novartis shall have responsibility for preparing the Development Plan, which may be amended by Novartis from time to time based on the results achieved in the Development of Licensed Products. Infinity will participate in the design and execution of clinical trials under the Development Plan, in accordance with Section 3.2.2 and consistent with Infinity’s capabilities and subject to Novartis’s approval, not to be unreasonably withheld. Both Parties shall conduct their development activities in good scientific manner, and in compliance with applicable Laws (including any governing GLP, GCP, or GMP requirements). Any dispute between the Parties with respect to the conduct of such Development activities shall be referred to the Vice President, Clinical Development and Medical Affairs of Infinity and the Head of Development of Novartis Oncology for good faith resolution. In the event that the dispute is not resolved, Novartis shall make the final decision. No such decisions shall obligate Infinity to spend money or devote resources outside those previously agreed to in the mutually-agreed Research Plan, in no event may Novartis amend the terms of this Agreement or override Infinity’s rights specified in Sections 2.4.5(b) or 12.3 and in no event may Novartis unilaterally (a) determine that a Licensed Compound shall be recategorized into a Profile as set forth in Section 2.4.6, (b) change the criteria for the Profiles without compelling and convincing data indicates that the criteria are unlikely to result in clinical differentiation (provided, however, that if there is a dispute over whether such data is compelling and convincing, Novartis shall have the deciding vote) or (c) determine that it has fulfilled any obligations hereunder or that Infinity has breached any obligations hereunder.

3.2.2 Infinity Participation in Development. If Infinity wishes to initiate any development activity (including any clinical trial) under the Development Plan for any Licensed Product, it shall submit a request to Novartis and provide a draft protocol for any proposed development activity that it wishes to undertake as well as an implementation plan and budget for such activities. Novartis shall consider such request in good faith and may approve in its sole discretion, but shall have no obligation to agree to such a request. In the event that Novartis agrees to permit Infinity to conduct any development activities, (a) Infinity shall conduct such activities under the Development Plan pursuant to the written implementation plan and budget approved by Novartis, and (b) Novartis shall reimburse Infinity’s Development Costs incurred in accordance therewith, monthly in arrears, with payment due to Infinity forty-five (45) days after the receipt of an invoice and Infinity may submit such invoice at the end of the relevant month. Novartis will not be responsible for cost overruns of the budget approved by Novartis in excess of [**] percent ([**]%) of the budget approved. Infinity shall promptly report to Novartis all inventions developed by Infinity under the Development Plan.

3.3 Diligence.

3.3.1 Development Diligence and Abandoned Profile. If, at any time after the end of the Research Term, Novartis provides written notice of its intention to have itself, its Affiliates and sublicensees terminate all research, Development and commercialization activities hereunder with respect to a Profile (but not all Profiles), Novartis may declare such Profile an “Abandoned Profile” by providing written notice thereof to Infinity, and shall specify in writing to Infinity the Abandoned Profile Licensed Compound(s) with respect to such Abandoned Profile for which Infinity may conduct research, development and commercialization activities, in which case, subject to Section 2.3, Infinity may, at its sole expense, conduct research, development and commercialization activities with respect to such Abandoned Profile and all related Abandoned Profile Licensed Compounds, and, except as provided in Section 8.4, such Abandoned Profile shall no longer be a Profile and such Abandoned Profile Licensed Compounds shall no longer be Licensed Compounds. Infinity may design, discover and synthesize Analogs of such Licensed Compounds or other compounds directed to the relevant Target, which Analogs and other compounds shall be considered Abandoned Profile Licensed Compounds subject to Novartis’ written consent.

3.3.2 Development Diligence. Novartis shall dedicate commercially reasonable efforts, during each [**] month period, necessary to continue the advancement of Licensed Compounds and Licensed Products with respect to at least one Profile towards the next clinical Development milestone or approval milestone, as described in Sections 7.4.2 or 7.4.3, respectively. If Novartis (itself or through its Affiliates or sublicensees) fails to dedicate commercially reasonable efforts, during any [**] month period, necessary to continue the advancement of Licensed Compounds and Licensed Products with respect to at least one Profile towards such next milestone, then any dispute regarding Novartis’ failure of development diligence with respect to such Profile shall be resolved in accordance with Article 13.

3.3.3 Commercialization Diligence. Novartis shall dedicate commercially reasonable efforts, during each [**] month period, necessary to commercialize a Licensed Product for a Profile, after receipt of Regulatory Approval therefor, in any of the U.S., Japan or the EU Major Market Countries. If Novartis commercializes a Licensed Product for a Profile, after receipt of Regulatory Approval therefor, in any of the U.S., Japan or the EU Major Market Countries, Novartis will be deemed to satisfy all diligence obligations with respect to such Profile.

3.4 Development Reports. Novartis shall provide Infinity with a copy of the Development Plan, as well with updates thereto, promptly after they become available, and shall meet with Infinity at least quarterly to deliver a written and verbal summary of progress under the Development Plan. Specifically, Novartis shall provide Infinity with: (a) strategies for the development of any Licensed Products; (b) progress against the Development Plan and any amendments thereto; and (c) summaries of the results and data related to Development of Licensed Products. Novartis shall consider any comments or suggestions of Infinity regarding the Development Plan.

3.5 Protection of Research Program Materials. In order to facilitate the testing or development of one or more Licensed Compounds, each Party may provide to the other Party certain biological materials or chemical compounds Controlled by the supplying Party, including Licensed Compounds, for use by the other Party in furtherance of this Agreement. The receiving Party shall use all such materials only as permitted under the applicable license rights granted under this Agreement and subject to all other restrictions and obligations under this Agreement. Except as otherwise provided under this Agreement, all such materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of and in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and will be used in compliance with all applicable laws, rules and regulations. The materials supplied under this Agreement shall be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.6 Development Records. Novartis and Infinity shall maintain complete and accurate records of all development work and all results, data, and developments made pursuant to its efforts under the Development Plan. Such records shall fully and properly reflect all work done and results achieved in the performance of development activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

3.7 Development Expenses. Novartis shall be solely responsible for the costs and expenses of Developing and commercializing Licensed Products pursuant to the terms of this Agreement, except with respect to Infinity’s research, development and commercialization activities with respect to an Abandoned Profile pursuant to Section 3.3.1 (subject to Section 2.3).

4. Licenses.

4.1 Infinity Grant. Infinity hereby grants Novartis and its Affiliates an exclusive license, with the right to sublicense (subject to Section 4.3), under Infinity Intellectual Property, to research, develop, make, have made, use, offer for sale, sell and import Licensed Compounds and Licensed Products in the Territory for use in the Field (subject to Section 7.6 and provided that Infinity retains the right to practice under the Infinity Intellectual Property to (a) perform its obligations to Novartis under this Agreement and (b) to research, develop, make, have made, use, offer for sale, sell and import Abandoned Profile Licensed Compounds for which Novartis granted Infinity the right to conduct research, development and commercialization activities pursuant to Section 3.3.1, and Products containing such compounds). Novartis shall provide written notice to Infinity promptly after granting any sublicense under the foregoing license to any Third Party (other than a Controlled Contractor). Nothing in this Agreement shall prevent Infinity from using (itself or through its Affiliates), or from licensing to a Third Party the right to use, any of Infinity’s Know-How which is not specific to the Targets or Licensed Compounds.

4.2 Limited Novartis Grants.

4.2.1 Novartis hereby grants to Infinity a worldwide, non-exclusive license under Intellectual Property Rights Controlled by Novartis, without the right to grant sublicenses (except to the extent as may be permitted under the Research Plan or as otherwise approved in writing by Novartis) solely to the extent necessary or appropriate to perform Infinity’s obligations under this Agreement.

4.2.2 If Novartis makes one or more Analogs of a Research Program Active Compound, which Research Program Active Compound is on the Active Compound List as of the Effective Date or is included on the Active Compound List by Infinity during the Research Term and such Analog is added to the Active Compound List, Novartis hereby grants to Infinity a perpetual, worldwide, royalty-free, fully paid, non-exclusive license to research, develop, make, use, offer for sale, sell, import and otherwise commercialize any product containing a compound designed, discovered or synthesized by Infinity (an “Infinity Developed Compound”), under any patent claim in Patent Rights Controlled by Novartis that covers such Analogs, provided that such license does not apply to Licensed Compounds or Analogs thereof supported by structure-activity data; and, provided, further, that Novartis may revoke such license at any time with respect to any product containing an Infinity Developed Compound which is the same as any compound for which Novartis is conducting clinical development or which Novartis is commercializing (a “Novartis Independent Compound”) or an analog of a Novartis Independent Compound supported by structure-activity data (such analogs, collectively with the Novartis Independent Compounds, the “Novartis Independent Collection”), unless Infinity has a Continuing License (as defined below) with respect to such Infinity Developed Compound. Such license shall further include the right to grant sublicenses to Affiliates of Infinity and to Third Parties. Novartis shall promptly notify Infinity of the filing of any such patent claim. If Infinity at any time desires to be certain that any Infinity Developed Compound is not the same as a compound in the Novartis Independent Collection, Infinity may notify Novartis in writing of such Infinity Developed Compound and Novartis shall, within [**] days after receipt of such notice, notify Infinity in writing of whether such Infinity Developed Compound is the same as a compound then in the Novartis Independent Collection. If Novartis so notifies in Infinity that such Infinity Developed Compound is not the same as a compound then in the Novartis Independent Collection or if Novartis does not provide written notice to Infinity within such [**] day period, then Infinity shall be deemed to have a “Continuing License” with respect to such Infinity Developed Compound.

4.2.3 Novartis hereby grants Infinity an exclusive license, with the right to sublicense (subject to Section 4.3), in the Territory for use in the Field, under any Patent Rights Controlled by Novartis based on Inventions to research, develop, make, have made, use, offer for sale, sell and import Abandoned Profile Licensed Compounds for which Novartis granted Infinity the right to conduct research, development and commercialization activities pursuant to Section 3.3.1, and Products containing such compounds. Such license shall be perpetual and irrevocable, subject to the provisions of Section 2.3 during the Term.

4.3 Sublicense Rights. Wherever in this Agreement either Party is granted the right to grant sublicenses (including granting to sublicensees the right to grant further sublicenses for the purposes of having Licensed Compounds or Abandoned Profile Licensed Compounds made)

which is subject to this Section 4.3, then, in the case of Novartis, Novartis may exercise such right without obtaining the prior approval of Infinity and, in the case of Infinity, Infinity must obtain the prior approval of Novartis with respect to any sublicense pursuant to (a) Section 4.2.1, and (b) Section 4.2.3 other than any sublicense to (i) a Controlled Contractor or (ii) any Affiliate or Third Party if Novartis does not exercise its opt-in rights pursuant to Section 2.3 on or before the end of the relevant Pivotal Opt-In Period, and otherwise need not obtain Novartis’ prior written approval; provided that any sublicense granted under this Agreement occurs pursuant to a written agreement that subjects such sublicensee to all relevant restrictions and limitations in this Agreement. Except as otherwise agreed to by the Parties in writing, each Party shall be jointly and severally responsible with its sublicensees to the other Party for failure by its sublicensees to comply with, and each Party guarantees the compliance by each of its sublicensees with, all such applicable restrictions and limitations in accordance with the terms and conditions of this Agreement.

4.4 Section 365(n) of The Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

4.5 No Implied Licenses Or Rights. Except as expressly provided in this Agreement, neither Party shall have any license or other interest in any intellectual property rights Controlled by the other Party.

5. Commercialization and Infinity Co-Detailing Option.

5.1 Novartis’ Marketing Responsibilities For Licensed Products. All business decisions regarding commercialization of Licensed Products, including, but not limited to, the design, sale, pricing, and promotion of Licensed Products under this Agreement, and the decisions whether to market any particular Licensed Product, shall be within the sole discretion of Novartis and its Affiliates. Any marketing of a Licensed Product in one market or country shall not obligate Novartis or its Affiliates to market such Licensed Product in any other market or country. The foregoing is subject to Novartis’s diligence obligations set forth in Section 3.3.3.

5.2 Marketing Plan. Novartis shall conduct its commercialization of each Licensed Product for which Regulatory Approval is obtained according to a written Marketing Plan consistent with the terms of this Agreement. Novartis shall have responsibility for preparing each Marketing Plan and shall conduct its commercialization activities in compliance with applicable Laws.

5.3 Infinity Co-Detailing Option. Infinity shall have a non-exclusive right to Detail Licensed Products which are marketed for use in an Oncology Indication in the United States on the terms and conditions set forth in this Section 5.3 (“Co-Detailing Rights”). Co-Detailing Rights with respect to any such Licensed Product shall be exercisable by Infinity by written notice to Novartis at any time up to [**] weeks after filing of an NDA with respect to such Licensed Product. At any time, Infinity shall have the right to have up to a total of [**] full-time equivalent sales representatives Detail all Licensed Products for which Infinity has exercised its Co-Detailing Rights; provided, that in no event shall Infinity have a number of full-time equivalent sales representatives Detailing Licensed Products which is in excess of [**] percent ([**]%) of the total number of Novartis and Infinity full-time equivalent sales representatives Detailing such Licensed Products. For each Licensed Product for which Infinity exercises its Co-Detailing Rights, such rights shall be in effect for a period of seven (7) years from the date of NDA approval (such period with respect to any Licensed Product, the “Initial Co-Detailing Term”). Infinity shall not be permitted to subcontract its Detailing responsibilities hereunder to a contract sales organization or any other Third Party. Unless terminated earlier in accordance with Section 5.3.2, Infinity’s Co-Detailing Rights shall terminate upon expiration of the Initial Co-Detailing Term unless Infinity provides written notice of extension to Novartis at least [**] months prior to the expiration of the Initial Co-Detailing Term. In the event that Infinity extends its Co-Detailing Rights, such Co-Detailing Rights shall continue for an additional three (3) year period, unless earlier terminated in accordance with Section 5.3.2. During the Initial Co-Detailing Term (but not during any extension of the Co-Detailing Term), the cost of the Infinity full-time equivalent sales representatives shall be reimbursed by Novartis quarterly in arrears at a negotiated full-time equivalent sales representative rate, which, if Novartis engages like situated Third Parties to Detail its oncology products, shall be comparable to the then prevailing rate for such Third Parties, if any, but in no event shall such rate be in excess of the fully burdened cost to Novartis of employing or otherwise engaging its own representatives who Detail its oncology products. Thereafter, Infinity shall be responsible for the cost of its full-time equivalent sales representatives, but Novartis shall remain responsible for the costs of all promotional materials. Novartis shall control all promotion, distribution, marketing and sales activities with respect to Licensed Products in the United States, including all Detailing activities of full-time equivalent sales representatives hereunder. For clarity, a “full-time equivalent sales representative” shall be determined based on the percentage of work time the relevant sales representative is devoting to Detailing activities with respect to the Licensed Products. By way of example, if the relevant sales representative is devoting all of his or her work time to Detailing activities with respect to the Licensed Products, then he or she is counted as a full-time equivalent sales representative and if the relevant sales representative is devoting [**] of his or her work time to Detailing activities with respect to the Licensed Products, then he or she is counted as [**] of a full-time equivalent sales representative. In addition, with regard to full-time equivalent sales representatives who Detail a Licensed Product, such full-time equivalent sales representatives must Detail a Licensed Product for at least [**] of his or her work time and must not at the same time detail a product which would be considered by doctors as a replacement for the Licensed Product which such full-time equivalent sales representative is then Detailing.

5.3.1 In the event Infinity elects to exercise the Co-Detailing Rights with respect to a Licensed Product, Infinity and the appropriate Novartis Affiliate shall, within [**] months after the date Infinity notifies Novartis of such election, negotiate in good faith and enter into a co-detailing agreement with respect to such Licensed Product (“Co-Detailing Agreement”) containing the terms and conditions set forth in this Section 5.3 and such other terms and conditions as are customary for agreements of such type (except that in no event shall Infinity be entitled to compensation or other payments from Novartis or its Affiliates pursuant to the Co-Detailing Agreement other than the right of reimbursement of the cost of Infinity’s sales representatives described above). Such terms and conditions shall include:

(a) Infinity’s sales representatives shall have technical, pharmaceutical and Detailing experience which is consistent with industry standards for oncology pharmaceutical products;

(b) Infinity’s sales representatives will be included in training programs with respect to the applicable Licensed Product that Novartis provides to its own sales representatives Detailing such Licensed Product. Such training shall be provided by Novartis to Infinity free of charge (provided that Novartis shall not be required to reimburse Infinity for any travel, lodging, or other similar expenses which may be incurred by Infinity in connection with the training of Infinity’s sales representatives); and

(c) Infinity’s sales representatives shall be provided, at Novartis’ expense, with the same promotional materials, including literature and samples, as Novartis provides to its own similarly-situated representatives.

5.3.2 Upon not less than [**] months’ prior written notice to Novartis, Infinity may terminate the Co-Detailing Rights with respect to a particular Licensed Product in the United States. In the event that Infinity delivers a termination notice in accordance with the preceding sentence, Novartis shall have the right to terminate such Co-Detailing Rights prior to expiration of such [**] month period by providing [**] days’ prior notice to Infinity.

5.4 U.S. Commercialization Committee. If Infinity exercises its Co-Detailing Rights and Infinity and the appropriate Novartis Affiliate enter into a Co-Detailing Agreement with respect to a Licensed Product, Infinity shall be entitled to have up to one (1) representative sit on the U.S. commercialization committee established by Novartis (“U.S. Commercialization Committee”) for such Licensed Product when such committee is established. The U.S. Commercialization Committee shall have responsibility for general oversight of all commercialization activities (including promotion and Detailing) with respect to such Licensed Product in the United States. In the event of a dispute between the Parties at the U.S. Commercialization Committee (or in connection with any other commercialization dispute between the Parties), then the dispute shall be referred to the Executive Officers (which, in the case of Novartis shall be the President of the Novartis Oncology Business Unit or his or her designee) for good faith resolution. In the event that the dispute is not resolved, Novartis shall have the deciding vote. No such decisions shall obligate Infinity to spend money or devote resources outside those previously agreed to in this Agreement or the mutually-agreed Co-Detailing Agreement, in no event may Novartis amend the terms of this Agreement or the Co-Detailing agreement and in no event may Novartis unilaterally determine that it has fulfilled any obligations hereunder or thereunder or that Infinity has breached any obligations hereunder or thereunder.

5.5 Trademarks. Novartis and its Affiliates shall select their own trademarks under which they will market Licensed Products (provided that no such trademark shall contain the words “Infinity” or “Infinity Pharmaceuticals”) and shall own such trademarks. Novartis shall use, in connection with all packaging, literature, labels and other printed matters, to the extent permitted by Law, an expression to the effect that the Licensed Products were developed under license from Infinity, together with the Infinity logo. The provisions of this Section 5.5 shall not apply to primary packaging of the Licensed Products. Primary packaging shall mean packaging that is in direct contact with the Licensed Products or the Licensed Products themselves, including but not limited to vials, blister packs, tablets and capsules.

6. Intellectual Property Ownership, Protection and Related Matters.

6.1 Ownership.

6.1.1 Inventorship. Inventorship of inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with the patent Laws of the United States.

6.1.2 Ownership. All inventions or discoveries made, or information created, by employees, Affiliates, agents, independent contractors or consultants of a Party(ies), in the course of conducting activities under this Agreement, together with all Intellectual Property Rights therein, shall be owned by the Party or Parties to which such employees, Affiliates, agents, independent contractors or consultants have an obligation to assign such inventions, discoveries or information. Intellectual Property Rights which are jointly owned by the Parties pursuant to the immediately preceding sentence are “Joint IP” and shall not be considered Infinity Intellectual Property or Intellectual Property Rights Controlled by Novartis, for purposes of this Agreement.

6.2 Prosecution and Maintenance of Patent Rights.

6.2.1 Within sixty (60) days after the Effective Date, the Parties shall discuss and determine a reasonable strategy with respect to the Patent Prosecution of the Joint Patent Rights and the Infinity Patent Rights, which strategy may be modified upon agreement of the Parties. Except as otherwise agreed by the Parties, Infinity agrees to conduct Patent Prosecution with respect to the Infinity Patent Rights in each country/region recommended by Novartis.

6.2.2 The initial right and responsibility for (a) preparing, filing and prosecuting patent applications (including, but not limited to, provisional, reissue, continuation, continuation-in-part, divisional, and substitute applications and any foreign counterparts thereof); (b) maintaining any Patent Rights; and (c) managing any interference or opposition or similar proceedings relating to the foregoing ((a) through (c), “Patent Prosecution”) shall (A) with respect to Patent Rights covering inventions for which the employees, Affiliates, independent contractors, consultants or agents of both Parties are inventors (“Joint Patent Rights”), rest with Novartis; and (B) otherwise rest with the Controlling Party. All Patent Prosecution expenses, including attorneys’ fees, incurred by a Party in the performance of Patent Prosecution shall be borne (i) with respect to Joint Patent Rights, equally by both Parties, and (ii) otherwise by the Controlling Party; provided, however, that, once any compound is included on the Active Compound List, Novartis shall bear all Patent Prosecution expenses, including attorneys’ fees, incurred by Infinity in the performance of Patent Prosecution with respect to any Infinity Patent Rights covering such compound.

6.2.3 In conducting Patent Prosecution with respect to the Joint Patent Rights and the Infinity Patent Rights in accordance with Section 6.2.2, the Party conducting such Patent Prosecution shall (a) conduct such Patent Prosecution in material conformance with the strategy mutually agreed by the Parties pursuant to Section 6.2.1, (b) keep the other Party reasonably apprised of the status of all relevant patent applications, (c) provide such other Party with reasonable access to all related documentation, filings and communications to or from the respective patent offices, and (d) provide such other Party the reasonable opportunity to make comments and recommendations with respect to such Patent Prosecution (which the prosecuting Party shall reasonably consider).

6.2.4 Notwithstanding Section 6.2.2, (a) Novartis shall provide Infinity with prompt written notice as to any intention to abandon any Joint Patent Rights, and will first offer Infinity the opportunity to assume responsibility for the same at Infinity’s cost before abandoning such Patent Rights and shall make assignment of such Patent Rights to Infinity and the provisions of Sections 6.2.5(a)(ii) and (iii) shall apply, mutatis mutandis; and (b) Infinity shall provide Novartis with prompt written notice as to any intention to abandon any Infinity Patent Rights relating to the Licensed Compounds, and will first offer Novartis the opportunity to assume responsibility for the same at Novartis’s cost before abandoning such Patent Rights.

6.2.5 Notwithstanding Section 6.2.2, on a country-by-country basis, (a) if a Party declines to pay for the Patent Prosecution expenses of any Joint Patent Right, such Party shall give the other Party reasonable notice to such effect and, effective as of the date of receipt of such notice, (i) such Joint Patent Right shall be assigned to the other Party, (ii) whereupon such other Party hereby automatically grants to the Party declining to pay for such Patent Prosecution expenses a worldwide, perpetual, non-exclusive, irrevocable, sublicenseable right under such Joint Patent Right for any purpose, and (iii) such Joint Patent Right shall thereafter be considered the other Party’s Patent Right (although, if such other Party is Infinity, such Patent Right shall not be included in the definition of “Infinity Patent Rights” for purposes of this Agreement) and shall no longer be a Joint Patent Right, and (b) if Novartis declines to pay for the Patent Prosecution expenses of any Infinity Patent Right, Novartis shall give Infinity reasonable notice to such effect and, effective as of the date of receipt of such notice, (i) the license granted to Novartis under such Infinity Patent Right shall terminate, whereupon Novartis shall receive a worldwide, non-exclusive license, with the right to sublicense (subject to Section 4.3 and provided that Novartis provides written notice to Infinity promptly after granting any sublicense to any Third Party (other than a Controlled Contractor)), under such Patent Right, to research, develop, make, have made, use, offer for sale, sell and import Licensed Compounds and Licensed Products in the Territory for use in the Field (subject to Section 7.6), and (ii) such Patent Right shall thereafter no longer be included in the definition of “Infinity Patent Rights” for purposes of this Agreement.

6.2.6 With respect to each Licensed Product, Novartis shall, at the time of receipt of the relevant Regulatory Approval, or such other time as appropriate, exclusively in its sole discretion determine whether patent term extension or similar term extensions will be applied for and which of the then-available Patent Rights will be the subject of such application(s). Infinity shall provide all reasonable assistance to Novartis and its Affiliates with respect thereto.

6.2.7 At the time that Novartis declares a Profile an Abandoned Profile in accordance with Section 3.3.1, the Parties shall negotiate in good faith the Patent Prosecution rights with respect thereto.

6.3 Third Party Infringement.

6.3.1 Notice. Each Party shall, within [**] days, provide the other Party with written notice reasonably detailing any known or alleged infringement by a Third Party of Joint IP, Infinity Intellectual Property or any Intellectual Property Rights Controlled by Novartis covering the Licensed Compound, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions, and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any such Intellectual Property Rights (collectively “Third Party Infringement”).

6.3.2 Enforcement.

(a) Subject to Section 6.3.2(c), Novartis will have the initial right to bring and control any legal action in connection with the Third Party Infringement against a Third Party who is infringing the relevant Intellectual Property Rights by making, using or selling a product that contains a compound that inhibits the Target of a Profile, at its own expense as it reasonably determines appropriate, and Infinity may choose, at its own expense, to be represented in any such action by counsel of its own choice; in any event, if Infinity is required as a necessary party to such action, Novartis shall pay Infinity’s reasonable expenses associated therewith. At the request and expense of Novartis, Infinity shall provide reasonable assistance to Novartis in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action. In connection with any such proceeding, Novartis shall not enter into any settlement admitting the invalidity of, or otherwise impairing Infinity’s rights in, Infinity Intellectual Property or Joint IP without the prior written consent of Infinity. Any recoveries resulting from such an action relating to a claim of Third Party Infringement (after payment of each Party’s costs and expenses) will be retained by Novartis; provided, however, that any portion of such recovery (after payment of each Party’s costs and expenses) other than any amounts attributable to multiple or punitive damages shall be treated as Net Sales of Novartis with respect to a Licensed Product and shall be subject to a royalty payment to Infinity as set forth in Section 7.5.

(b) If, within [**] days after Novartis’ receipt of a notice of Third Party Infringement with respect to Joint IP or Infinity Intellectual Property, Novartis does not bring legal action as permitted hereunder against a Third Party who is infringing such Intellectual Property Rights by making, using or selling a product that contains a compound that inhibits the Target of a Profile, Infinity may, in its sole discretion, bring and control any legal action in connection therewith at its sole expense. At the request and expense of Infinity, Novartis shall provide reasonable assistance to Infinity in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action. In connection with any such proceeding, Infinity shall not enter into any settlement admitting the invalidity of or otherwise impairing Novartis’ rights under the Joint IP or such Infinity Intellectual Property without the prior written consent of Novartis. For the sake of clarity, in no event will Novartis be required to consent to any settlement that impairs Novartis’ rights under Joint IP or Infinity Intellectual Property hereunder. Any recoveries resulting from such an action relating to a claim of Third Party Infringement (after payment of each Party’s costs and expenses) will be retained by Infinity.

(c) If the Parties receive notice of a Third Party Infringement with respect to Joint IP or Infinity Intellectual Property and the relevant Third Party is infringing such Intellectual Property Rights by making, using or selling a product that contains a compound(s) that inhibits the Target of a Profile and another target that is not a Target and Infinity, its Affiliates or licensees are researching, developing or commercializing a compound that inhibits such other target, the Parties shall discuss and determine which Party shall enforce the Infinity Intellectual Property with respect to such Third Party Infringement.

6.3.3 Abandoned Profile Enforcement. At the time that Novartis declares a Profile an Abandoned Profile in accordance with Section 3.3.1, the Parties shall negotiate in good faith the enforcement rights with respect thereto.

6.4 Patent Marking. If permitted and to the extent that Novartis does so with respect to its other products in the same geographic market, Novartis shall, and shall cause its Affiliates and distributors, to (a) mark the Licensed Products with the number of each issued patent under the Infinity Patent Rights that apply to the Licensed Product and (b) comply with the patent marking statutes in each country in which the Licensed Product is manufactured by or on behalf of Novartis or its Affiliates.

6.5 Drug Price Competition and Patent Term Restoration Act and Pediatric Exclusivity.

(a) Subject to Section 6.2.6, the Parties shall cooperate in an effort to avoid the loss of any rights which may otherwise be available to the Parties under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside of the United States and for pediatric exclusivity, with respect to the Licensed Compounds, the Licensed Products, the Abandoned Profile Licensed Compounds and the Products containing the Abandoned Profile Licensed Compounds.

(b) Infinity shall provide any relevant Infinity Patent Right information to Novartis or its Affiliates such that Novartis or its Affiliates, as an NDA applicant, may inform the FDA or other applicable Regulatory Authority. Novartis shall provide to Infinity or its Affiliates any relevant information regarding Patent Rights Controlled by Novartis covering Abandoned Profile Licensed Compounds such that Infinity or its Affiliates or licensees, as an NDA applicant, may inform the FDA or other applicable Regulatory Authority.

7. Financial Provisions. In consideration of the licenses and other rights granted by Infinity to Novartis herein and subject to the terms and conditions of this Agreement, Novartis shall make the payments to Infinity set forth in this Section 7.

7.1 Equity Investment. On the Effective Date, Novartis Pharma AG and Infinity shall enter into the Stock Purchase Agreement and, subject to the terms and conditions contained therein, Novartis Pharma AG shall purchase one million shares of Infinity’s Series D Convertible

Preferred Stock for an aggregate purchase price of $5,000,000, at a per share price of $5.00. Subject to and in accordance with the terms and conditions of the Investors’ Rights Agreement, Novartis Pharma AG, an Affiliate of Novartis, shall purchase shares of stock as described in the Stock Purchase Agreement.

7.2 License Fee. Notwithstanding Section 14.17, within three (3) Business Days after the Effective Date, Novartis shall pay to Infinity a one-time, non-refundable license fee of $15,000,000 for access by Novartis to the Infinity Intellectual Property.

7.3 Research Funding; Records. Infinity shall support the Research Program with [**] FTEs during each of the first two (2) years of the Research Term and such number as agreed to by the Parties during any extension as set forth in Section 2.1.3. Novartis will fund such Infinity FTEs at the FTE Rate, pro-rated to the duration that such FTEs perform work under the Research Program. Novartis shall pay Infinity monthly in arrears for Infinity’s activities under the Research Program, in accordance with the Research Plan. Novartis shall pay such amounts to Infinity within forty-five (45) days after receipt of an invoice therefor. The Parties agree that Infinity may issue such invoice at the end of each such month. The FTEs shall be funded in furtherance of the Research Program. Infinity shall keep accurate records and books of accounts, in accordance with the Accounting Standards, containing all data reasonably required for the calculation and verification of Infinity FTEs and other expenses to be reimbursed by Novartis in accordance with the Research Plan and/or Development Plan. At Novartis’ reasonable advance written request, Infinity shall make those records available, no more than once in a calendar year, during reasonable working hours, for review by a recognized independent accounting firm acceptable to both parties, at Novartis’ expense, for the sole purpose of verifying the accuracy of those records. Before beginning its audit, the accounting firm shall execute an undertaking reasonably acceptable to Infinity by which the accounting firm shall keep confidential all information reviewed during such audit. The accounting firm shall have the right to disclose to Novartis its conclusions regarding any payments owed to Infinity. In the event the amounts paid or reimbursed by Novartis and the actual amounts are greater than the amounts incurred by Infinity, then any overpayment shall be due and payable to Novartis within [**] days of its receipt of the accounting firm’s report. If the overpayment is more than five percent (5%) in any calendar year, then Infinity shall also pay the reasonable costs of the independent accountant employed by Novartis in the review.

7.4 Milestone Payments. Novartis shall pay Infinity the following amounts (“Milestone Payments”) after the first achievement by Novartis, its Affiliates or its sublicensees of the corresponding milestone events set forth below:

7.4.1 sPoC Milestone. Novartis shall pay Infinity $[**] upon the first achievement of sPoC by a Licensed Compound. For the avoidance of doubt, this milestone shall be payable only once, even if other Licensed Compounds achieve sPoC.

7.4.2 Clinical Milestones.

Event	The First Profile to Achieve the Event	The Second Profile to Achieve the Event
Start of Phase I Study (first patient, first dosing)	$[**] regardless of indication	$[**] regardless of indication
Start of Phase II Study (first patient, first dosing)	$[**] for the first Major Indication	$[**] for the first Major Indication
Start of Phase II Study (first patient, first dosing)	$[**] for the first Minor Indication	$[**] for the first Minor Indication
Start of Phase III Study (first patient, first dosing)	$[**] for the first Major Indication	$[**] for the first Major Indication
Start of Phase III Study (first patient, first dosing)	$[**] for the first Minor Indication	$[**] for the first Minor Indication

The Phase I Study milestone set forth in this Section 7.4.2 shall be payable only once for each Profile. All other milestones set forth in this Section 7.4.2 at each milestone event shall be payable only once for each Profile and only once for each Major Indication and Minor Indication, irrespective of Profile. For the avoidance of doubt: (a) in the event that a Phase II Study is commenced in [**] (a Major Indication) in two Profiles, only one (1) milestone shall be due; (b) in the event that a Phase II Study is commenced in [**] and in [**] (both of which are Major Indications) in the same Profile, only one (1) milestone shall be due; (c) in the event that a Phase II Study is commenced in [**] in the Bcl-2 Selective Profile and a Phase II Study is commenced in [**] in the Dual Profile, a Major Indication milestone for each shall be due; (d) in the event that a Phase II Study is commenced in [**] in the Bcl-2 Selective Profile (at which point the first Major Indication milestone is paid) and then a Phase II Study is commenced in [**] in the Bcl-2 Selective Profile (at which point no Major Indication milestone is paid) and subsequently to these two trials, a Phase II Study is commenced in [**] in the Dual Profile, then a second Major Indication milestone shall be due; and (e) in the event that the first Profile to be Developed by Novartis achieves the Phase I Study milestone and achieves the Phase II Study and Phase III Study Milestones for both a Major Indication and a Minor Indication, a total of $[**] shall be payable hereunder.

If an NDA is filed after the end of a Phase II Study for a Licensed Compound, then the Phase III Study milestone event shall be deemed achieved as of the date of such filing.

7.4.3 Approval Milestones.

Event Achieved by Licensed Product(s)	1st Major Indication (regardless of Profile)	1st Minor Indication (regardless of Profile)	2nd Major Indication (regardless of Profile)	First to occur of 2nd Minor Indication or 3rd Major Indication (regardless of Profile)
NDA filing with the FDA	$[**]	$[**]	$[**]	$[**]
Regulatory Approval by the FDA	$[**]	$[**]	$[**]	$[**] for 2nd Minor Indication or $[**] for 3rd Major Indication
NDA filing with the EMEA or an EU Major Market Country	$[**]	$[**]	$[**]	$[**]
First Commercial Sale and/or receipt of Regulatory Approval in any three (3) EU Major Market Country(ies)	$[**]	$[**]	$[**]	$[**] for 2nd Minor Indication or $[**] for 3rd Major Indication
Regulatory Approval by the MHLW in Japan	$[**]	$[**]	$[**]	$[**] for 2nd Minor Indication or $[**] for 3rd Major Indication

The NDA filing milestones set forth in this Section 7.4.3 shall be payable only once for a Major Indication for each Regulatory Authority (i.e., either the FDA or the EMEA/EU Major Market Country) and only once for a Minor Indication for each Regulatory Authority regardless of the Profile. For the avoidance of doubt: in the event that an NDA is filed with the FDA in [**] in a Profile and a second NDA is filed with the FDA in [**] in another Profile, only one (1) FDA filing milestone shall be due.

The Regulatory Approval milestones set forth in this Section 7.4.3 shall be payable only once for an Oncology Indication relating to [**] for each Regulatory Authority (i.e., either the FDA or the EMEA/EU Major Market Country or the MHLW in Japan) regardless of the Profile. For the avoidance of doubt:

(a) in the event that a Regulatory Approval by the FDA is achieved in [**] in a Profile and a second Regulatory Approval by the FDA is achieved in [**] in another Profile, only one (1) FDA Regulatory Approval milestone shall be due;

(b) in the event that a Regulatory Approval by the FDA is achieved in an indication relating to [**] in a Profile [**] then no further FDA Regulatory Approval milestone shall be due in any Profile for any indication relating to [**], whether relating to (i) [**], (ii) [**], or (iii) [**];

(c) in the event that Regulatory Approvals by the FDA are achieved in [**] (a Minor Indication) in a Profile and in [**], and [**] (3 Major Indications) in any Profile, no further FDA Regulatory Approval milestones shall thereafter be due; and

(d) in the event that Regulatory Approvals by the FDA are achieved in [**] and [**] (2 Minor Indications) in a Profile and in [**] and [**] (2 Major Indications) in any Profile, no further FDA Regulatory Approval milestones shall thereafter be due.

7.4.4 Sales Milestone. Novartis shall make a one-time payment to Infinity of $[**] upon the first achievement of Annual Net Sales of a Licensed Product exceeding $[**]. For the avoidance of doubt, this milestone shall be payable only once, even if other Licensed Products achieve Annual Net Sales exceeding $[**].

7.4.5 Except as otherwise specified, none of the payments listed in this Section 7.4 shall be payable more than once, and each shall be payable at the first achievement of a milestone event for the Licensed Compound or Licensed Product and shall not be payable again if subsequently a Combination Product, back-up or another Licensed Compound would achieve the same milestone event.

7.4.6 Novartis shall notify Infinity of each milestone event for which a milestone payment is due within [**] days after achievement of the milestone event. Such milestone payments shall be non-refundable and shall not be credited against royalties payable to Infinity under this Agreement. If any milestone set forth above with respect to a specific jurisdiction is achieved prior to or in the absence of the achievement of any preceding milestone in the same jurisdiction with respect to a Licensed Compound or Licensed Product, as applicable, then, effective upon achievement of any such later milestone, all previously unpaid payments that would be due for events in that jurisdiction for any such preceding milestones shall also become due and payable.

7.5 Royalties.

7.5.1 Novartis shall pay to Infinity royalties on aggregate Net Sales of each Licensed Product, on a Licensed Product-by-Licensed Product basis, at the following rates:

(a) Threshold Net Sales Level. With respect to the [**] of Net Sales in the Territory, Novartis shall pay to Infinity a royalty equal to [**] percent ([**]%) of such Net Sales (the “Threshold Net Sales Level”).

(b) Annual Net Sales in the United States After the Threshold Net Sales Level. With respect to any additional Net Sales after the Threshold Net Sales Level had been achieved, Novartis shall pay a royalty on aggregate Annual Net Sales in the United States of such Licensed Product as follows:

Annual Net Sales in the United States	Royalty
[**] [**] [**]	[**]% [**]% [**]%

(c) Annual Net Sales in the Territory Excluding the United States After the Threshold Net Sales Level. With respect to any additional Net Sales after the Threshold Net Sales Level has been achieved, Novartis shall pay a royalty on aggregate Annual Net Sales of such Licensed Product in the Territory excluding the United States as follows:

Aggregate Annual Net Sales in the Territory excluding the United States	Royalty
[**] [**] [**]	[**]% [**]% [**]%

7.5.2 Royalties payable under Section 7.5.1 shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis from the date of First Commercial Sale of each Licensed Product with respect to which royalty payments are due for a period which is the longer of: (a) the last to expire of any Valid Patent Claim of Infinity Patent Rights covering such Licensed Product; or (b) [**] years following the date of First Commercial Sale in such country (each such term with respect to a Licensed Product and a country, a “Royalty Term”); provided, however, that royalty payments solely under clause (b) will be at [**] percent ([**]%) of the applicable rate in Section 7.5.1.

7.5.3 In the event that Novartis, its Affiliates or sublicensees is required to pay Required Third Party Payments with respect to a Licensed Product then Novartis’ obligation to pay royalties to Infinity shall be reduced dollar for dollar on par with the amounts actually paid by Novartis, its Affiliates or sublicensees to such Third Party; provided, that in no event shall Infinity be paid less than the royalty calculated by deducting [**] percentage points from the royalty rates set forth in Section 7.5.1. In the event that the amount Novartis or its Affiliates is entitled to deduct hereunder exceeds the amount of any individual royalty payment due to Infinity, Novartis, its Affiliates or sublicensees shall be entitled to deduct amounts from any subsequent payment(s) until the entire amount to which Novartis, its Affiliates or sublicensees is entitled to deduct has been so deducted; provided, however, that in no event shall Infinity be required to refund any royalty payments received from Novartis.

7.5.4 Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, the licenses granted by Infinity to Novartis pursuant to Section 4.1 shall be deemed to be fully paid-up, irrevocable and perpetual with respect to such Licensed Product in such country.

7.6 Negotiation for Other Uses. If Novartis chooses to develop or commercialize a Licensed Compound or Licensed Product for diagnostic, agricultural or veterinary use(s), the Parties shall negotiate in good faith commercially reasonable terms applicable to such use and Novartis’ rights with respect to such use shall be subject to the execution of an amendment to this Agreement reflecting such mutually agreed terms.

7.7 Royalty Reports; Payments. Within forty-five (45) calendar days after the end of any calendar quarter, Novartis shall provide Infinity with a report stating the sales in units and in value of the Licensed Product made by Novartis or its Affiliates in the Territory, on a country by country basis, together with the calculation of the royalties due to Infinity. Royalty payments shall be made by Novartis to the bank account indicated by Infinity within forty-five (45) calendar days after the receipt by Novartis of the relevant invoice issued by Infinity.

7.8 Audits. (a) Infinity shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint an Auditor to inspect the relevant records of Novartis or its Affiliates to verify such reports, statements, records or books of accounts, as applicable. Before beginning its audit, the Auditor shall execute an undertaking reasonably acceptable to Novartis by which the Auditor shall keep confidential all information reviewed during such audit. The Auditor shall have the right to disclose to Infinity its conclusions regarding any payments owed to Infinity.

(b) Novartis and its Affiliates shall keep complete and accurate books and records regarding the sales of Licensed Products in sufficient detail to enable the payments due to Infinity hereunder to be determined. Novartis and its Affiliates shall retain the books and records with respect to any annual accounting periods for three (3) years after the date of the last entry for such annual accounting period and during any extended period during the pendency of any controversy. Novartis or its Affiliates shall make its records available for inspection (but not for photocopying) by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Infinity, solely to verify the accuracy of Novartis’ or its Affiliates’ sales reports, payments records or books of accounts and Novartis’ or its Affiliates’ compliance in other respects with this Agreement. Such inspection right shall not be exercised more than once in any calendar year nor more frequently than once with respect to records covering any specific period of time, except in the event of accounting changes or restatements by Novartis or its Affiliates directly related to a Licensed Product and limited to any specific country changes or restatements. Infinity agrees to maintain as Novartis’ Confidential Information all information received and all information learned in the course of any such audit or inspection, except to the extent necessary for such Infinity to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order.

(c) Infinity shall pay for such inspections, as well as its own legal expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any year shown by such inspection of more than five percent (5%) of the amount paid, Novartis shall pay for such inspection.

7.9 Tax Matters. The royalties, milestones and other amounts payable by Novartis to Infinity pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Law. Infinity alone shall be responsible for paying any and all taxes (other than withholding taxes required by Law to be deducted and paid on Infinity’s behalf by Novartis) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Parties will cooperate in good faith to obtain the benefit of any relevant tax treaties to minimize as far as reasonably possible any taxes which may be levied on any Payments.

Novartis shall deduct or withhold from the Payments any taxes that it is required by Law to deduct or withhold. Notwithstanding the foregoing, if Infinity is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to Novartis or the appropriate governmental authority (with the assistance of Novartis to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Novartis of its obligation to withhold tax, and Novartis shall apply the reduced rate of withholding tax, or dispense with withholding tax, as the case may be, provided that Novartis has received evidence of Infinity’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [**] days prior to the time that the Payment is due. If, in accordance with the foregoing, Novartis withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to Infinity proof of such payment within [**] days following that latter payment.

7.10 United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

7.11 Currency Exchange. With respect to amounts invoiced in United States Dollars, all such amounts shall be expressed in United States Dollars. With respect to amounts invoiced in a currency other than United States Dollars, all such amounts shall be expressed both in the currency in which the amount was invoiced and in the United States Dollar equivalent. The United States Dollar equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology applied in its external reporting (which is ultimately based on official rates such as Reuters and the European Central Bank) for the conversion of foreign currency sales into United States Dollars.

7.12 Late Payments. The paying Party shall pay interest to the receiving Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of [**], as reported by The Wall Street Journal, [**] or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due; provided, however, that, with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

8. Term and Termination.

8.1 Agreement Term. This Agreement becomes effective as of the Effective Date and shall continue in perpetuity until the earlier of (a) the termination of this Agreement in accordance with Sections 8.2 or 8.3 or (b) following the First Commercial Sale of any Licensed Product, the expiration of the last-to-expire of all Royalty Terms with respect to any Licensed Compounds and Licensed Products (the “Term”).

8.2 Termination For Convenience. Novartis shall have the right to terminate this Agreement for convenience upon sixty (60) days prior written notice to Infinity.

8.3 Termination For Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the Non-Breaching Party may deliver notice of such breach to the Breaching Party. In such notice the Non-Breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. If the Breaching Party fails to cure such breach within the one hundred and twenty (120) day period, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party, which termination shall apply solely with respect to a Profile (and all Licensed Products for such Profile) if such breach is by Novartis and is related solely to such Profile, or any Licensed Product for such Profile, and shall otherwise apply to this Agreement in its entirety.

8.4 Effect Of Termination.

8.4.1 Upon termination of this Agreement in its entirety, all Profiles and related Licensed Products shall be considered terminated, and, upon termination of this Agreement in its entirety by Infinity pursuant to Section 8.3, all Abandoned Profiles will be treated the same as Profiles.

8.4.2 Upon termination of this Agreement in its entirety by Novartis pursuant to Section 8.3, (a) all licenses granted by Infinity to Novartis hereunder shall remain in effect in accordance with the terms and conditions set forth in the grant; (b) Novartis’ right to opt-in with respect to Abandoned Profiles pursuant to Section 2.3, if applicable, shall remain in effect; (c) all licenses granted hereunder by Novartis to Infinity shall be terminated (provided, however, that, if such termination occurs after the Pivotal Opt-In Period with respect to an Abandoned Profile, the provisions of Sections 4.2.3 and 4.3 shall survive with respect to such Abandoned Profile); (d) all milestone and royalty obligations of Novartis hereunder shall remain in effect but Novartis may (i) terminate all its milestone and royalty obligations hereunder, only if Novartis’ termination of this Agreement is due to Infinity’s material uncured breach of Section 2.2 as a result of Infinity filing an NDA with respect to a compound in breach of Section 2.2 or licensing a Third Party to do so, or (ii) in the event of termination of this Agreement due to any other breach of this Agreement by Infinity, withhold [**] percent ([**]%) of each milestone and royalty payment due hereunder until the actual amount of damages owed by Infinity to Novartis with respect to the breach of this Agreement is determined, whereupon such withheld amount shall be credited against such damages and any amount remaining shall be refunded to Infinity within thirty (30) days after such determination; and (e) Sections 2.2, 3.7, 6 and 7.6 shall survive in accordance with their terms.

8.4.3 Upon termination of this Agreement in its entirety by Novartis pursuant to Section 8.2 or termination of this Agreement in its entirety or with respect to a Profile by Infinity pursuant to Section 8.3, (a) all licenses granted by Infinity to Novartis with respect to the terminated Profile and the related Licensed Products hereunder shall terminate and such Profile shall no longer be considered a Profile hereunder; (b) all licenses to the Licensed Compounds and Licensed Products for such former Profile, and the licenses under Section 4.2.3, granted hereunder by Novartis to Infinity shall remain in effect in accordance with the terms and conditions set forth in the grant; (c) the Pivotal Opt-In Period shall terminate with respect to the Abandoned Profiles; (d) Novartis shall be obligated to continue Research Program funding in accordance with the Research Plan for [**] months after the date on which Infinity delivers a notice of default or Novartis delivers a notice of termination; (e) if Novartis has initiated clinical development of or commercialized any Licensed Products for such former Profile, (i) Novartis shall provide to Infinity a fair and accurate description of the status of the Development and commercialization program up to termination for any such Licensed Products, (ii) Novartis hereby automatically grants to Infinity, upon such termination, an exclusive worldwide license, with the right to grant sublicenses, under the Joint IP and any Intellectual Property Rights Controlled by Novartis that are necessary to develop or commercialize such Licensed Products, to develop, make, have made, use, sell, offer for sale and import such Licensed Products, and any Analogs thereof that have Threshold Activity against the relevant Target, in the Field; (iii) Novartis shall transfer to Infinity all Drug Approval Applications, Regulatory Approvals and other technical and other information or materials necessary or useful for the Development and/or commercialization of such Licensed Products; (iv) Novartis shall, if requested by Infinity, assign to Infinity all trademarks and tradenames of such Licensed Products, except for any such trademarks or tradenames or a part thereof that use the name “Novartis” or a derivative thereof; (v) Infinity shall pay to Novartis a royalty of [**] percent ([**]%) of Net Sales of such Licensed Products (or, if, with respect to a Licensed Product, a trademark has not been assigned to such Licensed Product and Infinity does not choose to have the trademark planned for such Licensed Product assigned to it, such royalty shall be [**] percent ([**]%)), with the applicable definitions and the provisions of Section 7.5.2, 7.5.3, 7.5.4, 7.7, 7.8, 7.9, 7.10, 7.11 and 7.12 applying, mutatis mutandis, to such royalty payments; (vi) Novartis shall keep Infinity reasonably apprised of the status of the Patent Prosecution with respect to any Patent Rights Controlled by Novartis covering such Licensed Products or Analogs (the “Novartis Licensed Patent Rights”) throughout the world; (vii) notwithstanding Sections 6 or 8.4.3(e)(vi), Novartis shall provide Infinity with prompt written notice as to any intention to abandon any material subject matter in Novartis Licensed Patent Rights, and will first offer Infinity the opportunity to assume responsibility for the same at Infinity’s cost before abandoning such subject matter in Patent Rights and shall make assignment thereof to Infinity; and (viii) if Novartis declines to initiate an enforcement action with respect to a suspected infringement of Novartis Licensed Patent Rights, it shall notify Infinity, who shall thereafter have the right, at Infinity’s expense, to initiate such action by counsel of its choice, and Novartis shall cooperate with Infinity as Infinity may reasonably request, including becoming a party to such action, and damages recovered in any action referenced in this Section 8.4.3(e)(viii) shall be allocated to Infinity, after reimbursement to each Party of their respective actual expenses incurred in prosecuting such actions as provided hereunder; and (f) Section 4.2.2 shall survive.

8.4.4 Sections 1, 4.4, 4.5, 6 (with respect to Joint IP), 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 8.4, 9, 10.4, 11, 12, 13 and 14 shall survive termination or expiration (in accordance with Section 8.1 of this Agreement).

8.4.5 Sections 4.2.2, 4.2.3 and 4.3 shall survive expiration (in accordance with Section 8.1(b) of this Agreement).

8.4.6 Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including, without limitation, the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

9. Indemnification.

9.1 By Novartis. Novartis agrees, at Novartis’s cost and expense, to defend, indemnify and hold harmless Infinity and its Affiliates and their respective directors, officers, employees and agents (the “Infinity Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (a) any breach by Novartis of any of its representations, warranties or obligations pursuant to this Agreement, (b) the gross negligence or willful misconduct of Novartis or (c) the development, manufacture, use, sale or other disposition by Novartis, its Affiliates or sublicensees of any Licensed Compound or Licensed Product. In the event of any such claim against the Infinity Indemnified Parties by any Third Party, Infinity shall promptly notify Novartis in writing of the claim and Novartis shall manage and control, at its sole expense, the defense of the claim and its settlement. The Infinity Indemnified Parties shall cooperate with Novartis and may, at their option and expense, be separately represented in any such action or proceeding. Novartis shall not be liable for any litigation costs or expenses incurred by the Infinity Indemnified Parties without Novartis’s prior written authorization. In addition, Novartis shall not be responsible for the indemnification or defense of any Infinity Indemnified Party to the extent arising from any negligent or intentional acts by any Infinity Indemnified Party or the breach by Infinity of any obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

9.2 By Infinity. Infinity agrees, at Infinity’s cost and expense, to defend, indemnify and hold harmless Novartis and its Affiliates and their respective directors, officers, employees and agents (the “Novartis Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (a) any breach by Infinity of any of its representations, warranties or obligations pursuant to this Agreement, or (b) the gross negligence or willful misconduct of Infinity. In the event of any such claim against the Novartis Indemnified Parties by any Third Party, Novartis shall promptly notify Infinity in writing of the claim and Infinity shall manage and control, at its sole expense, the defense of the claim and its settlement. The Novartis Indemnified Parties shall cooperate with Infinity and may, at their option and expense, be separately represented in any such action or proceeding. Infinity shall not be liable for any litigation costs or expenses incurred by the Novartis Indemnified Parties without Infinity’s prior written authorization. In addition, Infinity shall not be responsible for the indemnification or defense of any Novartis Indemnified Party to the extent arising from any negligent or intentional acts by any Novartis Indemnified Party, or the breach by Novartis of any obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

10. Representations and Warranties and Covenants.

10.1 Representation Of Authority; Consents. Infinity and Novartis each represents and warrants to the other Party that, as of the Effective Date, (a) it has full right, power and authority to enter into this Agreement, (b) this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition Laws, penalties and jurisdictional issues including conflicts of Laws), and (c) all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained.

10.2 No Conflict. Each Party represents to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate such Party’s corporate charter and bylaws or any requirement of applicable Laws and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under, any oral or written contractual obligation of such Party. Each Party agrees that it shall not during the term of this Agreement grant any right, license, consent or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, that would conflict with the rights granted to the other Party or interfere with any obligations of such Party set forth in this Agreement.

10.3 Intellectual Property. Infinity represents and warrants that, as of the Effective Date:

10.3.1 Except as disclosed in writing between the Parties or their respective agents, to Infinity’s best knowledge, no Third Party is currently infringing any Infinity Intellectual Property;

10.3.2 Infinity it is not aware of any pending or threatened claim or litigation (or received notice of a potential claim or litigation) which alleges any issued patents of a Third Party would be infringed by the Development and commercialization of any Licensed Compound; and

10.3.3 To Infinity’s knowledge, its research and development activities to date with respect to the Targets have not infringed the Patent Rights of any Third Party.

10.4 Disclaimer Of Warranty. Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that either Party will be successful in obtaining any Patent Rights, that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

11. Limitation of Liability.

11.1 EXCEPT WITH RESPECT TO A BREACH OF SECTION 12 OR A PARTY’S LIABILITY PURSUANT TO SECTION 9, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

12. Confidentiality.

12.1 Confidential Information. All Confidential Information of a Party shall not be used by the other Party (the “Bound Party”) except in performing its obligations or exercising rights explicitly granted under this Agreement and shall be maintained in confidence by the Bound Party and shall not otherwise be disclosed by the Bound Party to any Third Party, without the prior written consent of the Controlling Party with respect to such Confidential Information, except to the extent that the Confidential Information:

12.1.1 was known by the Bound Party or its Affiliates prior to its date of disclosure to the Bound Party; or

12.1.2 is lawfully disclosed to the Bound Party or its Affiliates by sources other than the Controlling Party rightfully in possession of the Confidential Information; or

12.1.3 becomes published or generally known to the public through no fault or omission on the part of the Bound Party, its Affiliates or its sublicensees; or

12.1.4 is independently developed by or for the Bound Party or its Affiliates without reference to or reliance upon such Confidential Information, as established by written records.

Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.

12.2 Permitted Disclosure. The provisions of Section 12.1 shall not preclude (a) a Bound Party or its Affiliates from disclosing the Controlling Party’s Confidential Information to the extent such Confidential Information is required to be disclosed by the Bound Party or its Affiliates to comply with applicable Laws or legal process, including without limitation the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange, including without limitation Nasdaq, or to defend or prosecute litigation; provided that the Bound Party provides prior written notice of such disclosure to the Controlling Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure; and (b) a Bound Party or its Affiliates from disclosing the Controlling Party’s Confidential Information in connection with filings with a Regulatory Authority or the filing of Patent Rights, both solely to the extent permitted hereunder and provided that the Bound Party provides prior written notice of such disclosure to the Controlling Party.

12.3 Publicity; Publication. Neither Party shall release any information to any Third Party or make any disclosure or public announcement (including but not limited to press releases, quarterly investor updates, promotional materials, governmental filings and discussions with public officials, the media, security analysts and investors) regarding the material terms of this Agreement; provided, however, that (a) a Party may make any disclosure or public announcement if the contents of such disclosure or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party; (b) if, in the reasonable opinion of such Party’s counsel, a public disclosure shall be required by Law, including without limitation in a public filing with the United States Securities and Exchange Commission, the disclosing Party shall, to the extent permitted by applicable Law, provide copies of the disclosure reasonably in advance (but in no event less than [**] Business Days if reasonably practicable under the circumstances) of such filing or other disclosure for the nondisclosing Party’s prior review and comment, which comments are to be considered by the disclosing Party in good faith; the nondisclosing Party shall provide its comments, if any, on such announcement as soon as reasonably practicable (provided, however, that the disclosing Party need not delay its filing or disclosure, nor consider any comments, if the nondisclosing Party’s comments are not received prior to the time that the disclosing Party must make such filing or disclosure in compliance with applicable Law); (c) either Party may disclose such terms to bona fide potential or actual sublicensees, as reasonably necessary in connection with a permitted sublicense under the licenses granted in this Agreement; (d) Infinity may issue a press release with respect to the execution of this Agreement; and (e) either Party may disclose to bona fide potential or actual investors, lenders, investment bankers, acquirors, acquirees, merger partners or other potential financial partners, and to such Party’s consultants and advisors, only those terms of this Agreement that are reasonably necessary in connection with a proposed equity or debt financing of such Party or are reasonably necessary in connection with a proposed acquisition or business combination. In connection with any permitted disclosure of Confidential Information pursuant to Section 12.3(c) or (e), the disclosing Party agrees to use all reasonable efforts to inform each disclosee of the confidential nature of such information and cause each disclosee to treat such information as confidential. Notwithstanding the foregoing, prior to such time as a Licensed Compound is selected for clinical development, any oral or written scientific disclosures (e.g., publications, conferences or seminars) by either Party regarding such Licensed Compound shall require the JRC’s written consent prior to their release. Any such scientific disclosure will be submitted to the JRC at least [**] days prior to the intended date for disclosure. Such disclosure will be amended to take account of any comments or objections the JRC may have, provided that the JRC may object to such disclosure being made for a further [**] day period to allow any relevant patent application to be filed. From and after such time as a Licensed Compound has been selected for clinical development, Novartis shall control all oral and written scientific disclosures (e.g., publications, conferences or seminars) regarding such Licensed Compound and any Licensed Product incorporating or comprising such Licensed Compound, provided that Infinity scientists will be named as co-authors on any key publications arising from work carried out under the Research Program or otherwise relating to a Licensed Compound or Licensed Product, to the extent that such naming is appropriate under customary scientific publication standards. Notwithstanding the foregoing, neither Party shall be required to name the other Party’s scientists as co-authors with respect to publications which only involve the efforts of such Party’s scientists. Any scientific disclosure shall not disclose any of Infinity’s Confidential Information without Infinity’s prior written consent, other than Infinity’s scientific information with respect to the relevant Licensed Compound.

12.4 Employee And Advisor Obligations. Infinity and Novartis each agree that they shall provide Confidential Information that is jointly owned or that is received from the other Party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need to know such information and materials for performing obligations or exercising rights expressly granted under this Agreement and have an obligation to treat such information and materials as confidential.

12.5 Term. All obligations under this Section 12 shall expire five (5) years following termination or expiration of this Agreement.

12.6 Return of Confidential Information. Upon the expiration or termination of this Agreement, the Bound Party shall return to the Controlling Party all Confidential Information received by the Bound Party from the Controlling Party (and all copies and reproductions thereof). In addition, the Bound Party shall destroy: (a) any notes, reports or other documents prepared by the Bound Party which contain Confidential Information of the Controlling Party; and (b) any Confidential Information of the Controlling Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Controlling Party. Alternatively, upon written request of the Controlling Party, the Bound Party shall destroy all Confidential Information received by the Bound Party from the Controlling Party (and all copies and reproductions thereof) and any notes, reports or other documents prepared by the Bound Party which contain Confidential Information of the Controlling Party. Any requested destruction of Confidential Information shall be certified in writing to the Controlling Party by an authorized officer of the Bound Party supervising such destruction. Notwithstanding the foregoing, (i) the Bound Party’s legal counsel may retain one copy of the Controlling Party’s Confidential Information solely for the purpose of determining the Bound Party’s continuing obligations under this Section 12 and (ii) the Bound Party may retain the Controlling Party’s Confidential Information to the extent necessary to exercise the rights and licenses of the Bound Party expressly surviving expiration or termination of this Agreement. Notwithstanding the return or destruction of the Controlling Party’s Confidential Information, the Bound Party shall continue to be bound by its obligations of confidentiality and other obligations under this Section 12.

13. Dispute Resolution.

13.1 Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled, if possible, through good faith negotiations between the Parties. If, however, the Parties are unable to settle such dispute within [**] days, the matter may be referred by either Party to the Executive Officers, who shall attempt to resolve the dispute in good faith. Such resolution, if any, of a referred issue shall be final and binding on the Parties. All negotiations pursuant to this Section 13.1 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

13.2 If the Executive Officers are unable to settle the dispute within [**] days after referral thereto pursuant to Section 13.1, then each Party reserves its right to any and all remedies available under law or equity with respect to the dispute.

13.3 Notwithstanding anything to the contrary in this Section 13, any Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction as necessary to enforce and prevent infringement or misappropriation of the Patent Rights, Know-How or Confidential Information Controlled by such Party.

14. Miscellaneous.

14.1 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the Commonwealth of Massachusetts notwithstanding the provisions governing conflicts of law under such Massachusetts law to the contrary.

14.2 Assignment. Novartis may assign its rights and obligations under this Agreement without the prior written consent of Infinity to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets or business or in the event of its merger or consolidation with a Third Party. Infinity may not assign its rights and obligations under this Agreement without the prior written consent of Novartis, except (a) to an Affiliate of Infinity, or (b) in connection with a Change in Control of Infinity, in which case Novartis shall have the rights provided in Section 14.18. Any request for consent to assignment shall not be unreasonably withheld or delayed. Any purported assignment in contravention of this Section 14.2 shall, at the option of the non-assigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignee from either of the Parties. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by either Party in connection with the sale or transfer of all or substantially all of the business and assets of such Party to which the subject matter of this Agreement pertains, (i) such assignment shall not provide (A) the non-assigning Party with rights or access to Intellectual Property Rights of the acquirer of such Party, nor (B) the acquirer with rights or access to Intellectual Property Rights of the non-assigning Party, other than as specifically set forth in this Agreement, and (ii) if the acquirer of such Party has a then-existing program to discover, research, develop, manufacture or commercialize compounds or products directed to a Target(s), such program shall remain separate from the activities hereunder and no Confidential Information or Intellectual Property Rights of the non-assigning Party shall be provided to such acquirer without the prior written consent of the non-assigning Party, and the non-assigning Party may not obtain any confidential information or intellectual property rights of such acquirer without the prior written consent of such acquirer.

14.3 Entire Agreement; Amendments. This Agreement and the Exhibits referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral, including, without limitation, the Non-Disclosure Agreement. The Parties also acknowledge the simultaneous execution and delivery of the Equity Agreements, which shall not be superseded by this Agreement. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

14.4 Notices. Notices to Infinity shall be addressed to:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

Attention: Chief Executive Officer

Facsimile No.: (617) 453-1001

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Steven D. Singer, Esq.

Facsimile No.: (617) 526-5000

Notices to Novartis shall be addressed to:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, Massachusetts 02139

Attention: General Counsel

Facsimile No.: (617) 871-3354

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission, in each case properly addressed in accordance with this Section 14.4. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

14.5 Force Majeure. No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of such Party, including, but not limited to, the following: acts of gods; acts of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; terrorism and invasion; provided that the Party affected by such cause promptly notifies the other Party and uses diligent efforts to cure such failure or omission as soon as is practicable after the occurrence of one or more of the above mentioned causes.

14.6 Compliance With Laws. Each Party shall perform its obligations under this Agreement in compliance with all applicable Laws.

14.7 Use Of Names, Logos Or Symbols. Subject to Sections 12.2 and 12.3, no Party shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of the other Party for any purpose, including, without limitation, private or public securities placements, without the prior written consent of the affected Party. Nothing contained in this Agreement shall be construed as granting either Party any rights or license to use any of the other Party’s trademarks or trade names or the names of any employees thereof, without separate, express written permission of the owner of such trademark or trade name or name.

14.8 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed to create a joint venture or any relationship of employment, agency or partnership between the Parties to this Agreement. Neither Party is authorized to make any representations, commitments, or statements of any kind on behalf of the other Party or to take any action that would bind the other Party except as explicitly provided in this Agreement. Furthermore, none of the transactions contemplated by this Agreement shall be construed as a partnership for any tax purposes.

14.9 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

14.10 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

14.11 No Implied Waivers; Rights Cumulative. No failure on the part of Infinity or Novartis to exercise, and no delay by either Party in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege by such Party or be construed as a waiver of any breach of this Agreement or as an acquiescence therein by such Party, nor shall any single or partial exercise of any such right, power, remedy or privilege by a Party preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

14.12 Severability. If, under applicable Laws, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use good faith efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

14.13 Execution In Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

14.14 No Third Party Beneficiaries. No person or entity other than Novartis and Infinity (and their respective assignees) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

14.15 Performance by Affiliates. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder and Affiliates of a Party are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

14.16 Exhibits. In the event of inconsistencies between this Agreement and any exhibits or attachments hereto, the terms of this Agreement shall control.

14.17 Invoice Requirement. Unless otherwise specified herein, any amounts payable to Infinity hereunder shall be made in U.S. dollars within forty-five (45) calendar days after receipt by Novartis, or its nominee designated for that purpose in advance by Novartis in writing to Infinity, of an invoice (in the form attached as Exhibit D) covering such payment.

14.18 Change in Control. If there is Change in Control of Infinity, then Infinity will maintain the same level of diligence in performing its obligation under the Research Plan after the Change in Control as had been applied prior to the Change in Control unless otherwise agreed by the Parties. Notwithstanding the preceding sentence, Novartis may, in its sole discretion, immediately terminate the Research Program in its entirety. Upon any such termination by Novartis, (a) Infinity will immediately cease all activity under the Research Plan and transfer all data developed by Infinity pursuant to the Research Program to Novartis; (b) all licenses granted by Infinity to Novartis shall remain in effect subject to the payment obligations under this Agreement; (c) all licenses granted by Novartis to Infinity pursuant to Sections 4.2.1 and 4.2.3 shall terminate; and (d) Infinity’s rights under Sections 3.2.2, 5.3, 5.4 and 6.4 shall terminate. Notwithstanding the foregoing, if Novartis does not exercise its opt-in rights pursuant to Section 2.3 on or before the end of the relevant Pivotal Opt-In Period, then the rights and licenses granted by Novartis to Infinity with respect to the relevant Abandoned Profile and related Abandoned Profile Licensed Compounds shall remain in effect.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and acknowledge this Agreement as of the date first written above.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.		INFINITY PHARMACEUTICALS, INC.

By:	/s/ Mark C. Fishman	By:	/s/ Adelene Q. Perkins
Name:	Mark C. Fishman	Name:	Adelene Q. Perkins
Title:	President	Title:	Chief Business Officer

Schedule 1.32

Infinity Patent Rights

Infinity Patent Applications Relating to the Bcl Program

U.S. Patent Application No.: [**]

Title: [**]

Filed: [**]

PCT Patent Application No.: [**]

Title: [**]

International Filing Date: [**]

U.S. Provisional Application No.: [**]

Title: [**]

Filed: [**]

Exhibit A

Research Plan

[to be attached]

Exhibit B

Initial Active Compound List

[**]

Exhibit C

Initial Members of JRC

Infinity Members:

Christian Fritz

Alfredo Castro

Vito Palombella

Novartis Members:

Christoph Lengauer

Tim Ramsey

Dale Porter

Exhibit D

Sample Invoice

[Attached]

	contact person position	company name address

COMPANY LOGO		Tel +1xxxxx Fax + 1xxxx E-mail: xxxx

Novartis Institute for Biomedical Research, Inc. Accounts Payable - 1702 NIBRI Strategic Alliance Finance 250 Massachusetts Avenue Cambridge, MA 02139, USA	INVOICE Invoice number: XX

Date

FTE debit for the period of (time frame) in reference to our Collaboration Agreement between (partner name) and Novartis Institute for Biomedical Research, Inc. effective as of (date)

Detailed description of FTE calculation (No. of FTE, rate per FTE applied according to the contract)

Total Payable	(currency)xxxxxxx

Payment terms

Full amount (excluding paying or receiving bank charges) in cleared funds to be credited to our account within (number of days stated in the contract) days of receipt of invoice by wire transfer to our bankers

Bank Wire information:

Bank Name: Account No.: ABA#: IBAN: SWIFT CODE:	XX XX XX (only applicable in the US) XX (only applicable in Europe) XX (applicable US and Europe)